FOR IMMEDIATE RELEASE	Contact:	Frank Milano
Select Comfort Corporation
(763) 551-6908
frank.milano@selectcomfort.com

SELECT COMFORT REPORTS 56 PERCENT INCREASE IN EARNINGS PER SHARE
IN FOURTH QUARTER
Earnings increase 43 percent in 2005 on 24 percent revenue growth;
Comp store sales increase 18 percent in fourth quarter and 15 percent in 2005

MINNEAPOLIS - (January 31, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer(1) and creator of the Sleep Number® bed, today reported results for the fourth quarter ended December 31, 2005. Net income increased 52 percent to a record $15.8 million, compared to net income of $10.4 million in the fourth quarter of 2004. Earnings per share increased 56 percent to $0.42 per diluted share, compared to $0.27 per diluted share in the fourth quarter of 2004. Net sales increased 26 percent to a record $187.9 million, compared to $148.6 million in the fourth quarter of 2004.

Earnings for the full year totaled $1.14 per diluted share, an increase of 43 percent as compared to $0.80 per diluted share in 2004. Net sales for the full year totaled $691.1 million, an increase of 24 percent compared to $557.6 million in 2004.

Highlights
•
Operating margins in the fourth quarter 2005 increased to 13.1 percent compared to 10.9 percent in the fourth quarter of 2004; for the full year 2005 operating margins totaled 9.9 percent compared to 8.9 percent in 2004

•	Sales growth of 26 percent for the quarter and 24 percent for the year was derived from multiple sources including:
▪	Same-store sales growth of 18 percent in the fourth quarter and 15 percent for the year
▪	40 new stores opened in 2005, ending the year at 396 company-owned stores
▪	219 new partner doors in 2005, ending the year with 308 partner doors
▪	e-Commerce and direct marketing channel sales growth of 23 percent in the quarter and 25 percent for the year

"We are delighted with the sales and profit growth we generated in the fourth quarter, capping a very important year for Select Comfort featuring unit growth of nearly 20 percent,” said Bill McLaughlin, chairman and chief executive officer. “We have now sustained a five-year compound annual revenue growth rate of more than 20 percent through 2005 and have increased operating margins by three percentage points over the past three years.”

Operating margins improved to 13.1 percent of revenue in the fourth quarter, compared to 10.9 percent in the same period a year ago, reflecting the leverage in the company’s operating model. Sales and marketing expenses fell to 39.5 percent of net sales this quarter from 43.4 percent of net sales in the fourth quarter of last year. The improvement in sales and marketing as a percentage of net sales occurred despite a 24 percent increase in media investment on a year-over-year basis. General and administrative expenses increased to 8.1 percent of net sales from 6.8 percent of net sales in the fourth quarter of last year, primarily reflecting an increase in the company’s all-employee incentive compensation program. Gross profit increased to a record $114.1 million in the fourth quarter, up from $90.7 million in the same quarter a year ago. On a percent of revenue basis, gross margins were 60.7 percent, compared to 61.1 percent in the fourth quarter of last year. Company-owned gross margins, representing the company’s retail stores, direct sales and e-commerce business, improved to 62.2 percent in the fourth quarter, up from 62.0 percent in the same quarter last year.

Cash flows from operating activities for the year totaled $87.5 million and net of $25.8 million in capital expenditures, the company generated positive free cash flow of $61.7 million. Select Comfort’s balance sheet remains debt-free with cash and investments at year-end totaling $112.1 million. During the year, the company spent $49.7 million to repurchase approximately 2.4 million shares of its common stock, or almost seven percent of the shares outstanding at the beginning of the year.

Mr. McLaughlin added, “Earnings benefited from the inherent leverage in our vertically integrated, direct-to-consumer business model. In 2006 we believe we will continue to improve operating margins while accelerating our investments in longer term opportunities, expanding our R&D expenditures for new product innovation and investing in technology and physical infrastructure designed to support business expansion, including the first stages of our international expansion.”

Outlook - Increased Expectations for 2006
The company believes that full year 2006 revenues will be at the high end of its long-term growth range of between 15 percent and 20 percent and believes it will exceed its long-term earnings growth rate of between 20 percent and 25 percent. Earnings per share guidance for 2006 is between $1.30 and $1.37 per diluted share. This guidance is net of an estimated $0.10 or $0.11 in stock options expense and reflects earnings per share growth rates of between 23 percent and 30 percent on a comparable accounting basis.

Revenue growth will continue to be fueled by the company’s core strategies:
•
Improve brand awareness and drive same-store sales through increased media and marketing investments. The company plans to increase media spending in 2006 by 15 percent or more to more than $100 million.

•	Distribution expansion:
▪	The company expects to add between 40 and 45 net new stores and to remodel approximately 30 existing stores.
▪
The company expects to increase the number of doors in its retail partner program by more than 100 percent in 2006. Earlier this month, Select Comfort announced the addition of 123 retail partner doors, increasing its retail partner program by 40 percent.

▪
The company expects to expand its planned roll-out to all 110 Sleep Country Canada retail locations by mid-year. In December 2005, Select Comfort announced its strategic alliance with Sleep Country Canada and introduced its Sleep Number bed into 45 retail locations in Canada.

Operating margins are expected to increase by up to 1 percentage point in 2006, reflecting traditional points of leverage in sales and G&A expenses. Gross margins and marketing as a percent of net sales are expected to remain at levels consistent with 2005.

Capital expenditures in 2006 are expected to total between $40 and $45 million, with new stores and store remodels accounting for approximately half of the total projected investment. Operating initiatives and technology-based infrastructure projects, designed to sustain the company’s long-term growth targets, will comprise the remainder of the capital spending mix.

The company remains on track to achieve its 2007 goals of $1 billion in revenue and 12 percent operating margins (before consideration of incremental stock option expense resulting from the implementation of new accounting regulations in 2006) and reiterates its long-term growth targets of:
•	Same-store sales growth of between 7 percent and 12 percent;
•	Total revenue growth of between 15 percent and 20 percent, and
•	Earnings growth of between 20 percent and 25 percent.

Conference Call
Management will host its regularly scheduled conference call to discuss the company’s results and 2006 outlook at 5:00 p.m. Eastern Time (4:00 p.m. Central; 2:00 p.m. Pacific) on Tuesday, January 31, 2006. To listen to the webcast, please access the investor relations area of the company’s website at: www.selectcomfort.com.
A replay will remain available through February 14, 2006, by dialing 402-998-0580, passcode: 735328. The webcast replay will remain available in the investor relations area of the company’s website for approximately 60 days.

2006 Analyst Day Event
Management will host its 2006 Analyst Day Event on Friday, February 3, 2006. A series of management presentations will begin at 10:00 a.m. Eastern Time. To listen to the webcast, please access the investor relations area of the company’s website at: www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its nearly 400 retail stores located nationwide, through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; consumer confidence; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; our ability to successfully expand distribution through independent retailers; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer class action litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to commodity shortages, inflationary pressures, labor negotiations, liquidity concerns or other factors; uncertainties related to the supply of foam used to manufacture our products; rising commodity costs; and increasing government regulations, including new flammability standards for the bedding industry. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

# # #

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005

Net sales	$187,881	$148,608	$691,066	$557,639
Cost of sales	73,784	57,864	280,590	216,965
Gross profit	114,097	90,744	410,476	340,674
Operating expenses:
Sales and marketing	74,276	64,487	286,215	249,925
General and administrative	15,196	10,109	55,672	41,218
Operating income	24,625	16,148	68,589	49,531
Other income:
Interest income	631	411	2,174	1,414
Income before income taxes	25,256	16,559	70,763	50,945
Income tax expense	9,439	6,121	26,996	19,390
Net income	$15,817	$10,438	$43,767	$31,555

Net income per share – basic	$0.45	$0.29	$1.23	$0.88
Weighted average shares – basic	35,023	35,748	35,571	36,010

Net income per share – diluted	$0.42	$0.27	$1.14	$0.80
Weighted average shares – diluted	37,321	39,054	38,449	39,683

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	35,023	35,748	35,571	36,010
Effect of dilutive securities:
Options	1,619	1,852	1,681	2,186
Warrants	467	1,301	998	1,339
Restricted shares	212	153	199	148
Dilutive weighted average shares outstanding	37,321	39,054	38,449	39,683

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	December 31, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$32,863	$15,066
Marketable securities – current	24,122	35,747
Accounts receivable, net of allowance for doubtful accounts of $552 and $685, respectively	10,109	8,644
Inventories	21,982	20,481
Prepaid expenses	9,841	7,375
Deferred tax assets	6,139	5,287
Total current assets	105,056	92,600
Marketable securities – non-current	55,102	40,930
Property and equipment, net	53,866	43,911
Deferred tax assets	11,256	10,755
Other assets	3,554	3,617
Total assets	$228,834	$191,813
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,655	$26,267
Consumer prepayments	14,718	9,368
Accruals:
Sales returns	5,403	5,038
Compensation and benefits	24,839	13,913
Taxes and withholding	9,624	6,392
Other	8,659	8,143
Total current liabilities	94,898	69,121

Long-term liabilities	12,589	8,348
Total liabilities	107,487	77,469
Shareholders' equity:
Undesignated preferred stock; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 95,000,000 shares authorized, 35,731,661 and 35,828,222 shares issued and outstanding, respectively	357	358
Additional paid-in capital	60,426	95,548
Unearned compensation	(3,393)	(1,752)
Retained earnings	63,957	20,190
Total shareholders' equity	121,347	114,344
Total liabilities and shareholders' equity	$228,834	$191,813

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended
	December 31, 2005	January 1, 2005

Cash flows from operating activities:
Net income	$43,767	$31,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,747	13,643
Non-cash compensation	793	405
Loss on disposal and impairments of assets	172	11
Deferred tax benefit	(1,353)	(4,032)
Changes in operating assets and liabilities:
Accounts receivable	(1,465)	(1,821)
Inventories	(1,501)	(6,371)
Prepaid expenses	(2,466)	(1,407)
Other assets	28	(306)
Accounts payable	5,388	9,765
Accrued sales returns	365	1,569
Accrued compensation and benefits	10,926	(3,390)
Accrued taxes and withholding	6,990	7,372
Consumer prepayments	5,350	3,398
Other accruals and liabilities	4,757	2,091
Net cash provided by operating activities	87,498	52,482
Cash flows from investing activities:
Purchases of property and equipment	(25,840)	(21,399)
Investments in marketable securities	(39,172)	(72,540)
Proceeds from maturity of marketable securities	36,625	46,256
Net cash used in investing activities	(28,387)	(47,683)
Cash flows from financing activities:
Repurchase of common stock	(49,727)	(20,853)
Proceeds from issuance of common stock	8,413	6,395
Net cash used in financing activities	(41,314)	(14,458)
Increase (decrease) in cash and cash equivalents	17,797	(9,659)
Cash and cash equivalents, at beginning of period	15,066	24,725
Cash and cash equivalents, at end of period	$32,863	$15,066

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Supplemental Financial Information
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Percent of sales:
Retail	79.3%	80.3%	76.7%	78.1%
Direct	9.3%	10.3%	10.8%	11.5%
E-Commerce	5.5%	5.0%	5.0%	4.6%
Wholesale	5.9%	4.4%	7.5%	5.8%
Total	100.0%	100.0%	100.0%	100.0%

Sales growth rates:
Same-store sales growth	18%	12%	15%	16%
New/closed stores, net	7%	6%	7%	8%
Retail total	25%	18%	22%	24%
Direct	14%	-3%	16%	10%
E-Commerce	40%	30%	35%	34%
Wholesale	68%	31%	59%	73%
Total	26%	17%	24%	24%

There were 52 weeks in fiscal 2005 and 2004 and 53 weeks in fiscal 2003. Same-store sales and sales growth rates for the quarter and fiscal years ended January 1, 2005 presented above have been adjusted and reported as if each period had the same number of weeks.

Stores open:
Beginning of period	388	362	370	344
Opened	8	8	40	31
Closed	-	-	(14)	(5)
End of period	396	370	396	370

Retail partner doors			308	89

Other metrics:
Total square footage (000s)			469	402
Average sales per store (000s) *			$ 1,417	$ 1,247
Stores > $1 million sales *			77%	64%
Average sales per mattress unit			$ 2,151	$ 1,975
(Q4 Company-owned channels)
Net sales per square foot *			$ 1,264	$ 1,208
Return on equity			37.1%	30.6%
Cash and investments			$ 112,087	$ 91,743

* for stores open during the entire period indicated